EXHIBIT 10.03.1

MASTER RECIPROCAL SETTLEMENT AGREEMENT

dated as of December 3, 2003,

between

ADELPHIA COMMUNICATIONS CORPORATION

and

ADELPHIA BUSINESS SOLUTIONS, INC.

d/b/a TelCove

MASTER RECIPROCAL SETTLEMENT AGREEMENT

This Master Reciprocal Settlement Agreement (this “Master Agreement”) is made as of December 3, 2003, by and between Adelphia Communications Corporation, a Delaware corporation (“ACC”), debtor-in-possession, and Adelphia Business Solutions, Inc., a Delaware corporation, d/b/a TelCove (“TelCove”), debtor-in-possession.

W I T N E S S E T H:

WHEREAS, on January 11, 2002, ACC completed the spin-off of the common stock it owned in TelCove to the stockholders of ACC; and

WHEREAS, prior to such spin-off, the parties shared various assets and engaged in mutually beneficial projects, including the construction and overlash of fiber-optic cable networks and facilities, necessary for the construction and operation of a telecommunications network and a cable network; and

WHEREAS, the parties wish to validate and memorialize the ownership and use of these assets, including long-haul and metro fiber-optic cable assets, real property interests, equipment, strands and network infrastructure (“Asset Reconciliation”); and

WHEREAS, the parties agree that subject to the terms hereof they and their applicable Affiliates shall enter into a Reciprocal Asset Reconciliation Agreement (“Asset Reconciliation Agreement”), substantially in the form attached hereto as Annex I, to reconcile and validate the ownership of these assets; and

WHEREAS, the parties intend that the title and rights of and liabilities associated with certain specific assets owned by one party (or its Affiliates) and used primarily by the other party (or its Affiliates) be transferred to the party (or its Affiliates) that primarily uses such assets; and

WHEREAS, the parties agree that subject to the terms hereof they and their applicable Affiliates shall enter into a Reciprocal Conveyance Agreement (“Conveyance Agreement”), substantially in the form attached hereto as Annex II, to transfer these assets and associated specified rights and liabilities; and

WHEREAS, the parties desire to set forth their respective pre-Closing and post-Closing rights and obligations with respect to the use and maintenance of assets owned by one party or its Affiliates that are co-located with assets owned by the other party or its Affiliates; and

WHEREAS, the parties agree that subject to the terms hereof they and their applicable Affiliates shall enter into (i) a non-executory Reciprocal IRU Agreement (“IRU Agreement”), substantially in the form attached hereto as Annex III, wherein the parties thereto will grant to each other an indefeasible right to use certain fiber-optic cable assets; (ii) a non-executory Reciprocal Sheathing and Overlash Agreement (“Sheathing/Overlash Agreement”), substantially in the form attached hereto as Annex IV, setting forth various rights and obligations of the parties thereto where their assets share the same fiber sheath or are overlashed to the network of the other parties thereto; (iii) a Reciprocal Maintenance Agreement (“Maintenance Agreement”),

substantially in the form attached hereto as Annex V, wherein the parties thereto will agree to prospective rights and obligations related to the repair and maintenance of various assets which shall be co-located or for which one party shall hold a right of use; and (iv) a Reciprocal Collocation Agreement (“Collocation Agreement”), substantially in the form attached hereto as Annex VI, wherein the parties thereto will grant each other the right to collocate communications equipment at various sites; and

WHEREAS, TelCove and certain of its wholly owned subsidiaries, commenced cases (the “TelCove Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) on March 27, 2002, and June 18, 2002, by filing voluntary petitions with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 02-11389; and

WHEREAS, ACC and certain of its wholly owned subsidiaries commenced cases (the “ACC Cases”) under chapter 11 of the Bankruptcy Code on June 10, 2002, June 25, 2002, and September 30, 2002, by filing voluntary petitions with the Bankruptcy Court, jointly administered under Case No. 02-41729 (REG); and

WHEREAS, the parties have determined that the various transactions to be effected by this Master Agreement and the six agreements annexed hereto (each a “Reciprocal Annex Agreement” or an “Annex”) are beneficial to each corporation as a whole, including all its affiliates and subsidiaries, debtor and non-debtor alike; and

WHEREAS, the consummation of the Settlement contemplated by this Master Agreement and the execution and delivery of the Reciprocal Annex Agreements is conditioned on the approval of the Bankruptcy Court and certain other conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.   DEFINITIONS

1.1           Defined Terms.  As used herein, the terms below shall have the following respective meanings:

“ACC Acquired Assets” means the assets described on Schedule 2.1 to the Conveyance Agreement.

“ACC Assets” means the long-haul and metro fiber-optic cable assets, strands, network infrastructure, equipment, and other tangible personal property and real property interests described on Schedule 2.1 to the Asset Reconciliation Agreement.

“ACC Assumed Contracts” means the contracts and leases related to the ACC Acquired Assets described on Schedule 2.2 to the Conveyance Agreement.

“ACC Assumed Liabilities” means the Liabilities described on Schedule 2.3 to the Conveyance Agreement.

“ACC DIP Lenders’ Consent” means all necessary approvals and consents to the consummation of the transactions contemplated by this Master Agreement required under the Amended and Restated Credit and Guaranty Agreement, dated as of August 26, 2002 (as it may be amended), among UCA LLC, Century Cable Holdings, LLC, Century-TCI California L.P., Olympus Cable Holdings, LLC, Parnassos, L.P., FrontierVision Operating Partners, L.P., ACC Investment Holdings, Inc., Arahova Communications, Inc., and Adelphia California Cablevision, LLC, as Borrowers, the Guarantors listed therein, the Lenders party thereto and the Agents party thereto.

“ACC Material Adverse Effect” means (i) any development, change or effect that is materially adverse to the ACC Acquired Assets, the ACC Assumed Contracts or the ACC Assumed Liabilities, taken as a whole and to the extent it is not the result of a breach of this Agreement by ACC or its Affiliates, or (ii) any development, change or effect which could be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereby or by the Reciprocal Annex Agreements.

“ACC Parties” means ACC and each of its Affiliates that is required to become a signatory to any of the Reciprocal Annex Agreements.

“Affiliate” means, with respect to either party, (i) an entity controlled by such party for purposes of Rule 12b-2 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, or (ii) an entity that is an “affiliate” of such party under clause (B) of Section 101(2) of the Bankruptcy Code.

“Acquired Assets” means, as the context may require, either the ACC Acquired Assets or the TelCove Acquired Assets.

“Assumed Contracts” means, as the context may require, either the ACC Assumed Contracts or the TelCove Assumed Contracts.

“Assumed Liabilities” means, as the context may require, either the ACC Assumed Liabilities or the TelCove Assumed Liabilities.

“Beal Consent” means all necessary approvals and consents to the consummation of the transactions contemplated by this Master Agreement required under the Secured Debtor in Possession Priming Credit and Security Agreement, dated as of August 9, 2002, by and among Beal Bank, S.S.B., TelCove and certain other direct or indirect subsidiaries of TelCove.

“Board Approval” means the approval by the Board of Directors of each of TelCove and ACC to the respective party’s consummation of the Settlement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which banking institutions in the State of New York are not required to open.

“Capped Damages” means Damages with respect to which a party and its Representatives shall be entitled to indemnity pursuant to Section 7.2(a) (iv), (v) or (vi), or Section 7.2(b) (iv), (v) or (vi).

“Closing Date” means the date on which the Closing occurs.

“Consents” means all authorizations, permits, licenses, certificates of authority, consents, Orders, filings, notices and approvals of Governmental Entities and other third parties necessary for ACC, TelCove and their respective Affiliates, as applicable, to consummate each of the transactions contemplated by this Master Agreement in accordance with the terms hereof, excluding (i) the consent of the Bankruptcy Court, (ii) clearance under the HSR Act, if applicable, (iii) the Beal Consent, and (iv) the ACC DIP Lenders’ Consent.

“Exhibits” means the exhibits to this Master Agreement, subject to the provisions of Section 4.10 hereof.

“FCC” means the Federal Communications Commission.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government; (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any successor law and the rules and regulations thereunder or under any successor law.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, Order, principle of common law, or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity, or any other requirement or rule of law.

“Liabilities” means, as to any Person, all debts, adverse claims, liabilities, commitments, responsibilities, and obligations of any kind or nature whatsoever, direct, indirect, absolute or contingent, of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required to be reflected, in such Person’s balance sheets or other books and records.

“Lien” means any lien, claim, pledge, option, charge, hypothecation, easement, security interest, right-of-way, encroachment, mortgage, deed of trust, or other encumbrance.

“Local Authority” means the applicable county, municipal or other local authority exercising regulatory authority over the placement or operation of any of the ACC Assets, the TelCove Assets, or the Acquired Assets in the applicable jurisdiction of the local authority.

“Master Agreement” means this Master Reciprocal Settlement Agreement (together with all Exhibits, Annexes and Schedules).

“Material Consents” means the Consents designated by ACC and TelCove in writing as being material to the consummation of the transactions contemplated hereby.

“Material New Contracts” means the franchises, licenses, permits and contracts that are not ACC Assumed Contracts but are new franchises, licenses, permits and contracts that are required and material (as designated by ACC in writing) for the ACC Parties to own and operate the ACC Acquired Assets, or that are not TelCove Assumed Contracts but are new franchises, licenses, permits and contracts that are required and material (as designated by TelCove in writing) for the TelCove Parties to own and operate the TelCove Acquired Assets, in either case without violating Law or the rights of Third Parties.

“Order” means any judgment, order, injunction, writ, ruling, decree, stipulation or award of any Governmental Entity or private arbitration tribunal.

“Person” means an individual, partnership, joint venture, corporation, business trust, limited liability company, trust, unincorporated organization, joint stock company, labor union, estate, Governmental Entity or any other entity.

“Post-Petition” means any time after the commencement of the TelCove Cases or the ACC Cases, as applicable.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, Tax, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator, excluding any FCC proceeding affecting the cable television or telecommunications industry generally in which such Person is not a named party, or any Governmental Entity proceeding that has arisen therefrom.

“Representative” means, with respect to any Person, such Person’s officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its subsidiaries).

“Schedules” means the schedules attached to the Reciprocal Annex Agreements, subject to the provisions of Section 4.10 hereof.

“Scheduling Order” means an Order of the Bankruptcy Court, in form and substance reasonably satisfactory to each of ACC and TelCove, as more particularly described in Section 4.9(b) of this Master Agreement.

“Settlement” means, collectively, the various transactions contemplated by this Master Agreement and the Reciprocal Annex Agreements.

“Settlement Approval Order” means an order entered by the Bankruptcy Court in the TelCove Cases and the ACC Cases, approving the Settlement and the consummation of the transactions contemplated by this Master Agreement.

“Settlement Hearing” means the hearing to be scheduled and conducted by the Bankruptcy Court to consider approval and entry of the Settlement Approval Order.

“Settlement Motion” means the motion or motions seeking approval and entry of the Scheduling Order and the Settlement Approval Order.

“State PUC” means any state public service and/or public utilities commission having regulatory authority over the ACC Assets, the TelCove Assets, the Acquired Assets and/or the Assumed Contracts located within such jurisdiction.

“Tax” means any federal, state, county, local, foreign and other income, profits, gains, net worth, sales and use, ad valorem, gross receipts, business and occupation, license, estimated, stamp, custom duties, occupation, property (real or personal), franchise, capital stock, license, excise, value added, payroll, employees, income withholding, social security, unemployment or other tax, any penalty, addition to tax and interest on the foregoing.

“TelCove Acquired Assets” means the assets described on Schedule 3.1 to the Conveyance Agreement.

“TelCove Assets” means the long-haul and metro fiber-optic cable assets, strands, network infrastructure, equipment, and other tangible personal property and real property interests described on Schedule 2.2 to the Asset Reconciliation Agreement.

“TelCove Assumed Contracts” means the contracts and leases related to the TelCove Acquired Assets described on Schedule 3.2 to the Conveyance Agreement.

“TelCove Assumed Liabilities” means the Liabilities described on Schedule 3.3 to the Conveyance Agreement.

“TelCove Material Adverse Effect” means (i) any development, change or effect that is materially adverse to the TelCove Assets, the TelCove Acquired Assets, the TelCove Assumed Contracts or the TelCove Assumed Liabilities, taken as a whole and to the extent it is not the result of a breach of this Agreement by TelCove or its Affiliates, or (ii) any development, change or effect which could be reasonably expected to materially delay or prevent the consummation of the transactions contemplated hereby or by the Reciprocal Annex Agreements.

“TelCove Parties” means TelCove and each of its Affiliates that is required to become a signatory to any of the Reciprocal Annex Agreements.

“Third Party” means any Person other than (i) ACC, the ACC Parties and their Affiliates and (ii) TelCove, the TelCove Parties and their Affiliates.

“Transfer Tax” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to tax or interest with respect thereto, but such term shall not include any tax on, based upon or measured by, the net income, gains or profits from such sale, transfer or assignment of the property or any interest therein.

“Uncapped Damages” means Damages with respect to which a party and its Representatives shall be entitled to indemnity pursuant to Section 7.2(a) (i), (ii) or (iii), or Section 7.2(b) (ii), (ii) or (iii).

1.2           Other Defined Terms.  Each of the following additional terms has the meaning given to such terms in the Section or Annex set forth below:

Term	Section or Annex

AAA	Section 9.10(a)
ACC	Preamble
ACC Cases	Recitals
ACC Cure Amounts	Conveyance Agreement
Annexes	Recitals
Asset Reconciliation	Recitals
Asset Reconciliation Agreement	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Closing	Section 2.3(a)
Collocation Agreement	Recitals
Consideration	Section 2.2
Conveyance Agreement	Recitals
Damages	Section 7.2(a)
Dispute	Section 9.10(a)
Defaulting Party	Section 6.3(b)
Disclosure Approval Date	Section 4.10(b)
Governmental Applications	Section 4.12(a)
Indemnified Party	Section 7.3(a)
Indemnifying Party	Section 7.3(a)
IRU Agreement	Recitals
Maintenance Agreement	Recitals
Neutral Arbitrator	Section 9.10(a)
Non-Assumed ACC Liabilities	Section 2.6(b)
Non-Assumed TelCove Liabilities	Section 2.6(a)
Notice	Section 7.3(a)
Panel	Section 9.10(a)
Reciprocal Annex Agreements	Recitals
Selected Arbitrators	Section 9.10(a)
Shared Contracts	Asset Reconciliation Agreement
Sheathing/Overlash Agreement	Recitals
TelCove	Preamble
TelCove Cases	Recitals
TelCove Cure Amounts	Conveyance Agreement

1.3           Other Definitional Provisions.

(a)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Master Agreement shall refer to this Master Agreement as a whole and not to any particular provision of this Master Agreement, and Section references are to a section of this Master Agreement (and not to a section of an Annex) unless otherwise specified.

(b)           The meanings given to terms defined herein shall be equally applicable to both singular and plural forms of such terms. Words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)           Whenever the words “include,” “includes” or “including” are used in this Master Agreement (including the Reciprocal Annex Agreements), they shall be deemed to be followed by the words “without limitation.”

ARTICLE II.  TERMS OF SETTLEMENT

2.1           Agreement to Execute and Deliver the Reciprocal Annex Agreements.  Subject to the terms and upon satisfaction of the conditions contained in this Master Agreement, each of ACC and TelCove, shall, and shall cause each of its applicable Affiliates under the terms of each Reciprocal Annex Agreement to, (i) execute and deliver the Reciprocal Annex Agreements pursuant to the terms and conditions set forth in Section 4.10(b), and (ii) perform its respective obligations under each of the Reciprocal Annex Agreements.  The Reciprocal Annex Agreements shall take effect at Closing.

2.2           Consideration.  Consideration for this Master Agreement shall be the mutual benefit to the parties and their Affiliates derived from the Asset Reconciliation pursuant to the Asset Reconciliation Agreement, the reciprocal exchange of the Acquired Assets, the reciprocal assignment and assumption of the Assumed Contracts and the reciprocal assumption of the Assumed Liabilities pursuant to the Conveyance Agreement, and the concurrent execution of the IRU Agreement, Maintenance Agreement, Sheathing/Overlash Agreement, and Collocation Agreement, granting the parties and their Affiliates reciprocal rights and obligations in accordance with the terms set forth therein.

2.3           Closing.

(a)           Time and Place.  Subject to satisfaction or, to the extent permissible by Law, waiver (by the party for whose benefit the condition is imposed) of the conditions described in Sections 5.1, 5.2 and 5.3, the closing of the transactions contemplated by this Master Agreement (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, or at such other place as ACC and TelCove shall mutually agree, commencing at 10:00 a.m., Eastern time, on a date to be agreed upon by ACC and TelCove in writing that is not earlier than the fifth (5th) Business Day, and not later than the fifteenth (15th) Business Day, after the satisfaction of the conditions specified in Article V.

(b)           Closing Deliveries.

(i)            TelCove Deliveries.  At the Closing, the TelCove Parties shall deliver to the ACC Parties:

(1)           The certificate described in Section 5.2(c) of this Master Agreement;

(2)           Each of the Reciprocal Annex Agreements, substantially in the form attached hereto, duly executed by the appropriate TelCove Parties to give full effect thereto by the TelCove Parties if and to the extent such agreements shall not have been executed and delivered by the appropriate TelCove Parties prior to Closing pursuant to Section 4.10(b);

(3)           All other instruments of conveyance and transfer, or assignment and assumption, in form and substance reasonably acceptable to ACC, as may be reasonably necessary to transfer or assign the ACC Acquired Assets and the ACC Assumed Contracts to the ACC Parties, and to effect the assumption by the TelCove Parties of the TelCove Assumed Contracts and the TelCove Assumed Liabilities;

(4)           Copies of all instruments evidencing receipt of any Consents obtained by the TelCove Parties to the extent not previously delivered; and

(5)           Such other documents reasonably requested by ACC to consummate the transactions contemplated by this Master Agreement and reasonably required to give effect to the Reciprocal Annex Agreements.

(ii)           ACC Deliveries.  At the Closing, the ACC Parties shall deliver to the TelCove Parties:

(1)           The certificate described in Section 5.3(c) of this Master Agreement;

(2)           Each of the Reciprocal Annex Agreements, substantially in the form attached hereto, duly executed by the appropriate ACC Parties to give full effect thereto by the ACC Parties if and to the extent such agreements shall not have been executed and delivered by the appropriate ACC Parties prior to Closing pursuant to Section 4.10(b);

(3)           All other instruments of conveyance and transfer, or assignment and assumption, in form and substance reasonably acceptable to TelCove, as may be reasonably necessary to transfer or assign the TelCove Acquired Assets and the TelCove Assumed Contracts to the TelCove Parties, and to effect the assumption by the ACC Parties of the ACC Assumed Contracts and the ACC Assumed Liabilities;

(4)           Copies of all instruments evidencing receipt of any Consents obtained by the ACC Parties to the extent not previously delivered ; and

(5)           Such other documents reasonably requested by TelCove to give effect to the transactions contemplated by this Master Agreement and reasonably required to give effect to the Reciprocal Annex Agreements.

2.4           Reconciliation of Assets.  Subject to the conditions set forth herein, Schedules 2.1 (ACC Assets), and 2.2 (TelCove Assets) to the Asset Reconciliation Agreement shall list the real property interests and the long-haul and metro fiber-optic cable assets, equipment, strands, infrastructure and other tangible personal property, the ownership of which shall be reconciled and validated by ACC and TelCove pursuant to the terms of the Asset Reconciliation Agreement.  Schedules 3.1 (Shared Contracts of TelCove Parties) and 3.2 (Shared Contracts of ACC Parties) to the Asset Reconciliation Agreement shall list the Shared Contracts to be, in whole or in part, assigned to and assumed by the ACC Parties or the TelCove Parties at Closing, subject to the terms of the Asset Reconciliation Agreement and of this Master Agreement.  Such Schedules shall be prepared in accordance with the terms of Section 4.10 hereof.

2.5           Acquired Assets and Assumed Contracts.

(a)           Subject to the conditions set forth herein, Schedules 2.1 (ACC Acquired Assets) and 2.2 (ACC Assumed Contracts) to the Conveyance Agreement shall list the ACC Acquired Assets and the ACC Assumed Contracts that shall be transferred and assigned by certain TelCove Parties to certain ACC Parties on the Closing Date pursuant to the terms of the Conveyance Agreement, and Schedule 2.3 (ACC Assumed Liabilities) to the Conveyance Agreement specifies any ACC Assumed Liabilities that shall be assumed by such ACC Parties on the Closing Date.  The TelCove Parties shall retain liability for and discharge the TelCove Cure Amounts that shall be set forth on Schedule 2.4 (TelCove Cure Amounts) to the Conveyance Agreement with respect to the ACC Acquired Assets and the ACC Assumed Contracts.

(b)           Subject to the conditions set forth herein, Schedules 3.1 (TelCove Acquired Assets) and 3.2 (TelCove Assumed Contracts) to the Conveyance Agreement shall list the TelCove Acquired Assets and the TelCove Assumed Contracts that shall be transferred and assigned by certain ACC Parties to certain TelCove Parties on the Closing Date pursuant to the terms of the Conveyance Agreement, and Schedule 3.3 (TelCove Assumed Liabilities) to the Conveyance Agreement specifies any TelCove Assumed Liabilities that shall be assumed by such TelCove Parties on the Closing Date.  The ACC Parties shall retain liability for and discharge the ACC Cure Amounts that shall be set forth on Schedule 3.4 (ACC Cure Amounts) to the Conveyance Agreement with respect to the TelCove Acquired Assets and the TelCove Assumed Contracts.

(c)           The Schedules to the Conveyance Agreement shall be prepared in accordance with the terms of Section 4.10 hereof.

2.6           Assumed and Non-Assumed Liabilities.

(a)           Obligations and Liabilities Assumed by ACC and Non Assumed TelCove Liabilities.  Pursuant to the terms of the Asset Reconciliation Agreement and the Conveyance Agreement, certain ACC Parties are assuming and agreeing to timely pay, discharge and perform certain obligations or liabilities arising out of or relating to the ownership or assumption by the ACC Parties of the ACC Assets, certain obligations under the Shared Contracts listed in Schedule 3.1 (Shared Contracts to be assigned in whole or in part by the TelCove Parties) to the Asset Reconciliation Agreement, the ACC Acquired Assets, the ACC Assumed Contracts and the ACC Assumed Liabilities, but only to the extent such obligations or liabilities are attributable to periods after the Closing Date unless expressly set forth in the Asset Reconciliation Agreement or the Conveyance Agreement.  All obligations or liabilities of the TelCove Parties or their Affiliates of whatever kind or nature that are not expressly assumed by the ACC Parties in the Asset Reconciliation Agreement or the Conveyance Agreement comprise non-assumed liabilities and shall remain and be the obligations and liabilities solely of the TelCove Parties or their Affiliates (the “Non-Assumed TelCove Liabilities”).  The Non-Assumed TelCove Liabilities shall specifically include: (i) the TelCove Cure Amounts, (ii) all Liabilities of the TelCove Parties or their Affiliates arising out of or relating to any Proceedings, Orders or non-compliance with Law, (iii) all Taxes of any of the TelCove Parties or their Affiliates (subject to the terms of Sections 4.5(a) and 4.6), and (iv) all expenses and fees payable by any of the TelCove Parties or their Affiliates under Section 4.12(d), 4.17(f) or 9.1.  All Non-Assumed TelCove Liabilities shall remain and be the obligations and Liabilities solely of the TelCove Parties and their Affiliates, and shall be performed and discharged by the TelCove Parties and their Affiliates.

(b)           Obligations and Liabilities Assumed by TelCove and Non Assumed ACC Liabilities.  Pursuant to the terms of the Asset Reconciliation Agreement and the Conveyance Agreement, certain TelCove Parties are assuming and agreeing to timely pay, discharge and perform certain obligations or liabilities arising out of or relating to the ownership or assumption by the TelCove Parties of the TelCove Assets, certain obligations under the Shared Contracts listed in Schedule 3.2 (Shared Contracts to be assigned in whole or in part by the ACC Parties) to the Asset Reconciliation Agreement, the TelCove Acquired Assets, the TelCove Assumed Contracts and the TelCove Assumed Liabilities, but only to the extent such obligations or liabilities are attributable to periods after the Closing Date unless expressly set forth in the Asset Reconciliation Agreement or the Conveyance Agreement.  All obligations or liabilities of the ACC Parties or their Affiliates of whatever kind or nature that are not expressly assumed by the TelCove Parties in the Asset Reconciliation Agreement or the Conveyance Agreement comprise non-assumed liabilities and shall remain and be the obligations and liabilities solely of the ACC Parties or their Affiliates (the “Non-Assumed ACC Liabilities”).  The Non-Assumed ACC Liabilities shall specifically include: (i) the ACC Cure Amounts, (ii) all Liabilities of the ACC Parties or their Affiliates arising out of or relating to any Proceedings, Orders or non-compliance with Law, (iii) all Taxes of any of the ACC Parties or their Affiliates (subject to the terms of Sections 4.5(a) and 4.6), and (iv) all expenses and fees payable by any of the ACC Parties or their Affiliates under Section 4.12(d), 4.17(f) or 9.1.  All Non-Assumed ACC Liabilities shall remain and be the obligations and Liabilities solely of the ACC Parties and their Affiliates, and shall be performed and discharged by the ACC Parties and their Affiliates.

2.7           Excluded Assets.  Only the ACC Acquired Assets, the ACC Assumed Contracts, the TelCove Acquired Assets and the TelCove Assumed Contracts listed on Schedule 2.1 (ACC Acquired Assets), 2.2 (ACC Assumed Contracts), 3.1 (TelCove Acquired Assets) or 3.2 (TelCove Assumed Contracts) to the Conveyance Agreement shall be conveyed or assigned pursuant to the terms of the Conveyance Agreement.  Unless specifically listed on Schedule 2.1,

2.2, 3.1 or 3.2 to the Conveyance Agreement, no other assets of either the ACC Parties or the TelCove Parties shall be included in, respectively, the ACC Acquired Assets, the ACC Assumed Contracts, the TelCove Acquired Assets or the TelCove Assumed Contracts, and all such other assets of the ACC Parties or the TelCove Parties shall comprise excluded assets.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

TelCove, for itself and on behalf of each of the other TelCove Parties, and ACC, for itself and on behalf of each of the other ACC Parties, each hereby represents and warrants to the other party as follows (with the term “such party” referring to, in the case of ACC’s representations and warranties in this Article III, to each of the ACC Parties, and, in the case of TelCove’s representations and warranties in this Article III, to each of the TelCove Parties):

3.1           Existence, Good Standing and Power.  Such party is a corporation validly existing and in good standing under the laws of the State of its incorporation, and has all requisite power and authority to own, lease and operate its assets, including both the assets to be validated hereunder and the Acquired Assets to be conveyed to the other party hereunder.  Subject to entry of the Settlement Approval Order and any other Order granting Consent which may be necessary from the FCC or a State PUC or other Governmental Entity, such party has all requisite power and authority to execute and deliver this Master Agreement, the Reciprocal Annex Agreements to which it is a party, and the other documents and instruments to be executed and delivered to perform its obligations hereunder and thereunder.  Such party is duly authorized to transact business as a foreign corporation, partnership or other legal entity, and is in good standing, in the states in which the Acquired Assets are located and the Assumed Contracts are performed.

3.2           Authority.  The execution, delivery and performance of this Master Agreement, and the Reciprocal Annex Agreements to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of such party.

3.3           Execution and Binding Effect.  This Master Agreement has been, and the Reciprocal Annex Agreements to which it is a party when delivered pursuant to Section 4.10(b) shall be, duly and validly executed and delivered by such party and, following the entering of the Settlement Approval Order, this Master Agreement, and the Reciprocal Annex Agreements to which it is a party following execution and delivery thereof by such party and the transactions contemplated herein and therein shall constitute, a valid and legally binding obligation of such party enforceable against such party in accordance with its respective terms.

(a)           For each ACC Party:  Pursuant to the terms and conditions set forth in Section 4.10(b), each of the Reciprocal Annex Agreements shall be duly executed by all ACC Parties necessary for ACC and its Affiliates to perform fully their obligations thereunder.  Each of the ACC Parties (other than ACC) is an Affiliate of ACC.  The Reciprocal Annex Agreements shall take effect at Closing.

(b)           For each TelCove Party:  Pursuant to the terms and conditions set forth in Section 4.10(b), each of the Reciprocal Annex Agreements shall be duly executed by all TelCove Parties necessary for TelCove and its Affiliates to perform fully their obligations thereunder.

Each of the TelCove Parties (other than TelCove) is an Affiliate of TelCove.  The Reciprocal Annex Agreements shall take effect at Closing.

3.4           No Violation.  Except as disclosed in Exhibit 3.4A (with respect to the ACC Parties) and Exhibit 3.4B (with respect to the TelCove Parties), subject to the receipt of the Consents listed in Exhibit 3.5A and Exhibit 3.5B, and subject to entry of the Settlement Approval Order, the execution, delivery and performance by such party of this Master Agreement, and the Reciprocal Annex Agreements to which it is a party, and the transactions contemplated hereby, do not and will not conflict with or result in, with or without the giving of notice or lapse of time or both, any violation of or constitute a breach or default, or give rise to any right of acceleration, payment, amendment, cancellation or termination, under (a) the certificate of incorporation or bylaws of such party or any resolution adopted by the board of directors of such party and not rescinded, (b) any material agreement or other instrument to which such party is a party or by which such party or any of its respective properties or assets is bound, (c) any Order to which such party is bound or subject, (d) any Law, franchise, license or permit of any Governmental Entity applicable to such party or any of its respective properties or assets, or (e) except as provided for herein, result in the imposition or creation of any Lien upon or with respect to any of the assets to be assigned or transferred by it to another party pursuant hereto.

3.5           Third-Party Consents.

(a)           For each ACC Party:  Except for (i) clearance under the provisions of the HSR Act, if applicable, (ii) the Settlement Approval Order, (iii) Board Approval, (iv) the ACC DIP Lenders’ Consent and (v) any other Consents listed on Exhibit 3.5A hereto, the execution, delivery and performance by each ACC Party of this Master Agreement, the Reciprocal Annex Agreements to which such ACC Party is a signatory, and the transactions contemplated hereby and thereby do not require any Consent.  Exhibit 3.5A specifies those Consents that are required by each ACC Party with respect to each Reciprocal Annex Agreement to which it is a party.

(b)           For each TelCove Party:  Except for (i) clearance under the provisions of the HSR Act, if applicable, (ii) the Settlement Approval Order, (iii) Board Approval, (iv) the Beal Consent and (v) any other Consents listed on Exhibit 3.5B hereto, the execution, delivery and performance by each TelCove Party of this Master Agreement, the Reciprocal Annex Agreements to which such TelCove Party is a signatory, and the transactions contemplated hereby and thereby do not require any Consent.  Exhibit 3.5B specifies those Consents that are required by each TelCove Party with respect to each Reciprocal Annex Agreement to which it is a party.

3.6           Brokers and Finders.  Such party has not engaged any broker or other similar agent in connection with the matters contemplated by this Master Agreement or the Reciprocal Annex Agreements.

3.7           Litigation.  Excluding the TelCove Cases and the ACC Cases and other Proceedings connected thereto, and certain Proceedings initiated by the Securities Exchange Commission and the Department of Justice, to the best of such party’s knowledge, there are no Proceedings or Orders pending or threatened against or affecting such party or relating to the operation of such party’s business, at law or in equity, before any Governmental Entity that might reasonably be expected to (i) result in substantial and material impairment or loss of such party’s title to any assets to be transferred to another party pursuant hereto, (ii) impede the operation of the Acquired Assets in any material respect, or (iii) materially hinder or impede the consummation of the transactions contemplated by this Master Agreement, or its performance of its obligations under the Reciprocal Annex Agreements to which it is a party.

3.8           Title to Assets.

(a)           For each ACC Party:  ACC or one of the other ACC Parties has good and marketable title to, and the power and authority (subject to the Settlement Approval Order) to transfer and assign, all TelCove Acquired Assets and TelCove Assumed Contracts, free and clear of all Liens or Liabilities, subject to payment by a TelCove Party of the TelCove Assumed Liabilities and the payment by ACC or one of its Affiliates of the ACC Cure Amounts.

(b)           For each TelCove Party:  TelCove or one of the other TelCove Parties has good and marketable title to, and the power and authority (subject to the Settlement Approval Order) to transfer and assign, all ACC Acquired Assets and ACC Assumed Contracts, free and clear of all Liens or Liabilities, subject to payment by an ACC Party of the ACC Assumed Liabilities and the payment by TelCove or one of its Affiliates of the TelCove Cure Amounts.

ARTICLE IV. COVENANTS OF THE PARTIES

4.1           Public Announcements.  Prior to the Closing, without the prior consent of the other party, which consent shall not be unreasonably withheld, no party shall issue a press release or otherwise make any public statements with respect to the transactions contemplated hereby, except as may be required by Law, by obligations pursuant to any listing agreement with any national securities exchange or over-the-counter market or with respect to filings to be made with the Bankruptcy Court in connection with this Master Agreement, the Reciprocal Annex Agreements or the transactions contemplated hereby or thereby (in which case the party required to make such public statement shall give the other party reasonable prior notice before making such public statement).

4.2           Reasonable Efforts.  Each of the parties hereto shall use reasonable, good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable Law to ensure that the conditions set forth in Article V of this Master Agreement are satisfied and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Master Agreement.  Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance, as each may request in connection with the preparation and filing of applications and motion papers, including the Settlement Motion needed to obtain Bankruptcy Court approval of the transactions contemplated by this Master Agreement and the Reciprocal Annex Agreements, and shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

4.3           Notification of Certain Matters.  Each party shall give prompt notice to the other party of (i) any notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Master Agreement and the Reciprocal Annex Agreements, (ii) any written objection or Proceeding that challenges the transactions contemplated hereby or by the Reciprocal Annex Agreements or the entry of the Scheduling Order or the Settlement Approval Order, and (iii) any Orders from the Bankruptcy Court that could reasonably be expected to cause an ACC Material Adverse Effect or a TelCove Material Adverse Effect; provided, however, that the foregoing notice requirements shall exclude any objections, Proceedings or Orders that the other party would reasonably have been expected to receive as a party to the ACC Cases and the TelCove Cases.

4.4           Further Agreements.

(a)           TelCove authorizes and empowers ACC on and after the Closing Date to receive and to open all mail received by ACC relating to the ACC Assets, the ACC Acquired Assets, the ACC Assumed Contracts and the ACC Assumed Liabilities, and to deal with the contents of such communications in any proper manner, provided, however, that ACC shall promptly remit to TelCove any cash, checks or other instruments of payment in respect of the ACC Acquired Assets or the ACC Assumed Contracts for periods ending on or before the Closing Date; and TelCove shall promptly deliver to ACC any mail or other communication received by TelCove after the Closing Date pertaining to the foregoing matters except that it may retain any cash, checks or other instruments of payment in respect of the ACC Acquired Assets or the ACC Assumed Contracts for periods ending on or before the Closing Date.  ACC shall promptly deliver to TelCove any mail or other communication addressed to TelCove but received by ACC after the Closing Date which it is not authorized to receive and open pursuant to the preceding sentence.  From and after the Closing Date, TelCove shall refer to ACC all inquiries with respect to the ACC Assets, the ACC Acquired Assets, the ACC Assumed Contracts and the ACC Assumed Liabilities.

(b)           ACC authorizes and empowers TelCove on and after the Closing Date to receive and to open all mail received by TelCove relating to the TelCove Assets, the TelCove Acquired Assets, the TelCove Assumed Contracts and the TelCove Assumed Liabilities, and to deal with the contents of such communications in any proper manner, provided, however, that TelCove shall promptly remit to ACC any cash, checks or other instruments of payment in respect of the TelCove Acquired Assets or the TelCove Assumed Contracts for periods ending on or before the Closing Date; and ACC shall promptly deliver to TelCove any mail or other communication received by ACC after the Closing Date pertaining to the foregoing matters except that it may retain any cash, checks or other instruments of payment in respect of the TelCove Acquired Assets or the TelCove Assumed Contracts for periods ending on or before the Closing Date.  TelCove shall promptly deliver to ACC any mail or other communication addressed to ACC but received by TelCove after the Closing Date which it is not authorized to receive and open pursuant to the preceding sentence.  From and after the Closing Date, ACC shall refer to TelCove all inquiries with respect to the TelCove Assets, the TelCove Acquired Assets, the TelCove Assumed Contracts and the TelCove Assumed Liabilities.

4.5           Payment of Transfer Taxes and Tax Filings.

(a)           Each party shall request that the Bankruptcy Court rule that the transactions contemplated in this Master Agreement, and the Reciprocal Annex Agreements, are exempt from payment of Transfer Taxes.  If the Bankruptcy Court denies such request, all Transfer Taxes arising out of the transfer of the Acquired Assets and any Transfer Taxes required to effect any recording or filing with respect thereto, and any Transfer Taxes arising out of the actions described in Sections 2.1, 2.2 and 3.1 of the Asset Reconciliation Agreement and any Transfer Taxes required to effect any recording or filing with respect thereto, shall be borne one-half by ACC and one-half by TelCove.  The Transfer Taxes shall be calculated at Closing assuming that no exemption from Transfer Taxes is available, except to the extent provided in the Settlement Approval Order or to the extent that either party has provided an appropriate resale exemption certificate or other evidence acceptable to the other party of exemption from Transfer Taxes.  The calculation of Transfer Taxes described in the preceding sentence shall be based on returns or other filings relating to such Transfer Taxes, all of which shall be prepared and agreed to before the Closing.  ACC and TelCove shall cooperate to timely prepare before filing and timely file any such returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, for which purpose the parties shall prepare and deliver such certificates as are required by relevant taxing authorities, if any, that are reasonably necessary to support, in good faith, any claimed exemption from the imposition of Transfer Taxes.

(b)           Each party shall furnish or cause to be furnished to the other party, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, the Assumed Contracts and the Assumed Liabilities as is reasonably necessary for the preparation and filing of all Tax returns, including any claim for exemption or exclusion from the application or imposition of any Taxes or making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax return.  Each party acknowledges and agrees that any such information furnished for such purposes may be disclosed by the other party to any such taxing authority as required by applicable Law or Order of a Governmental Entity or in any Proceedings relating thereto, subject to any express written limitations that the parties may jointly put into effect with respect thereto.

4.6           Proration of Taxes, Refunds and Certain Charges.

(a)           Except as provided in Section 4.6, all real property Taxes, personal property Taxes or similar ad valorem obligations levied with respect to the Acquired Assets, or refunds with respect thereto, for any taxable period that includes, but does not begin on, the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between ACC and TelCove as of 11:59 PM on the Closing Date based on the number of days before and including the Closing Date and the number of days after the Closing Date in the period to which such payment or refund relates.  If any Taxes subject to proration are paid by one party, the proportionate amount of such Taxes (or if a refund of any portion of such Taxes previously paid is received, the proportionate amount of such refund) shall be paid by (or to) the other party promptly after the payment of such Taxes (or the receipt of such refund).

(b)           Installments of special assessments or other charges on or with respect to the Acquired Assets for any period in which the Closing occurs, including all municipal, utility or authority charges for water, sewer, electric or gas charges, garbage or waste removal, and cost of fuel, shall be prorated and each party shall pay its proportionate share promptly upon the receipt of any bill, statement or other charge with respect thereto.  If such charges or rates are assessed either based upon time or for a specified period, such charges or rates shall be prorated as of 11:59 PM on the Closing Date.  If such charges or rates are assessed based upon usage of utility or similar services, such charges shall be prorated based upon meter readings taken on the Closing Date.

(c)           Refunds and Reimbursements.

(i)            All refunds, reimbursements, installments of license fees or other use-related revenue receivable by any party to the extent attributable to the operation of the TelCove Acquired Assets for any period in which the Closing occurs shall be prorated so that ACC shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and TelCove shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if either party receives any such payments after the Closing Date, it shall promptly remit to the other party its share of such payments.

(ii)           All refunds, reimbursements, installments of license fees or other use-related revenue receivable by any party to the extent attributable to the operation of the ACC Acquired Assets for any period in which the Closing occurs shall be prorated so that TelCove shall be entitled to that portion of any such installment applicable to the period up to but not including the Closing Date and ACC shall be entitled to that portion of any such installment applicable to any period from and after the Closing Date, and if either party receives any such payments after the Closing Date, it shall promptly remit to the other party its share of such payments.

(d)           The prorations pursuant to this Section 4.6 may be calculated after the Closing Date, as each item to be prorated (including any such Tax, obligation, assessment, charge, refund, reimbursement, fee or revenue) accrues or comes due.  Each proration shall be calculated not later than thirty (30) days after the parties obtain all information required to calculate such proration.

4.7           HSR Act.  Each party, if and as necessary, shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days after the Disclosure Approval Date and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  In addition, each party shall promptly make any other filing that may be required under any other antitrust law or by any antitrust authority.  All such filings shall comply in all material respects with the requirements of the respective laws or regulations pursuant to which they are filed.  Each party shall bear its respective filing fees associated with any HSR Act filings.

4.8           Bulk Sales.  Each of the parties hereto waives compliance with any applicable provisions of the Uniform Commercial Code Article 6 (Bulk Sales or Bulk Transfers) or analogous provisions of Law, as adopted in the states in which the Acquired Assets and Assumed Contracts are located as such provisions may apply to the transactions contemplated by this Master Agreement and the Reciprocal Annex Agreements.

4.9           Settlement Motion.

(a)           Within ten (10) Business Days after the execution and delivery of this Master Agreement by the parties hereto, the parties shall file the Settlement Motion, in form and substance reasonably satisfactory to both parties, seeking entry of the Scheduling Order and the Settlement Approval Order.

(b)           Both parties shall propose and submit to the Bankruptcy Court the Scheduling Order, in form and substance reasonably satisfactory to each party, that (i) schedules the Settlement Hearing and deadlines for filing and service of objections and responses to the relief requested in the Settlement Motion, and (ii) approves the form, manner and sufficiency of notice of the Settlement Motion and Settlement Hearing to be given and published in a manner reasonably acceptable to both parties. The parties shall request the Bankruptcy Court to waive the ten (10) day notice of appeal period under Rule 6004 (g).

(c)           The parties shall propose and submit to the Bankruptcy Court a motion for the Settlement Approval Order, which shall:

(i)            approve this Master Agreement, the Reciprocal Annex Agreements, and any remaining agreements comprising the Settlement, which shall be annexed to the Motion in substantially final form (except for the Exhibits and Schedules which shall not be finalized and ready for filing until the Disclosure Approval Date), as agreed to by the parties, and all of the terms and conditions hereof and thereof, and approve and authorize the parties to consummate the transactions contemplated hereby and thereby;

(ii)           approve the validation of the ACC Assets and TelCove Assets pursuant to the Asset Reconciliation Agreement;

(iii)          provide that the ACC Acquired Assets shall be transferred to the ACC Parties free and clear of all Liens and Liabilities, subject to payment by the TelCove Parties of the TelCove Cure Amounts, and by the ACC Parties of the ACC Assumed Liabilities;

(iv)          provide that the TelCove Acquired Assets shall be transferred to the TelCove Parties free and clear of all Liens and Liabilities, subject to payment by the ACC Parties of the ACC Cure Amounts, and by the TelCove Parties of the TelCove Assumed Liabilities;

(v)           find that TelCove and ACC have acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code and, as such, are entitled to the protections afforded thereby;

(vi)          find that this Master Agreement and the Reciprocal Annex Agreements were negotiated, proposed and have been or will be entered into by the parties without collusion, in good faith and from arm’s length bargaining positions;

(vii)         find that neither party is acquiring or assuming any of the other party’s or any other Person’s Liabilities except as expressly provided in this Master Agreement or the Reciprocal Annex Agreements;

(viii)        find that all ACC Assumed Contracts shall be assumed by and assigned to the ACC Parties pursuant to Section 365 of the Bankruptcy Code and, as required by this Master Agreement and the Conveyance Agreement, that TelCove shall be obligated to pay all TelCove Cure Amounts in respect thereof, that the ACC Parties shall have no obligation to pay, or any Liability for, such TelCove Cure Amounts, and that after payment of all such TelCove Cure Amounts, TelCove shall have no further Liability under such ACC Assumed Contracts and pursuant to Section 365(k) of the Bankruptcy Code;

(ix)           find that all TelCove Assumed Contracts shall be assumed by and assigned to the TelCove Parties pursuant to Section 365 of the Bankruptcy Code and, as required by this Master Agreement and the Conveyance Agreement, that ACC shall be obligated to pay all ACC Cure Amounts in respect thereof, that the TelCove Parties shall have no obligation to pay, or any Liability for, such ACC Cure Amounts, and that after payment of all such ACC Cure Amounts, ACC shall have no further Liability under such Assumed Contracts and pursuant to Section 365(k) of the Bankruptcy Code;

(x)            provide that the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Master Agreement, the Reciprocal Annex Agreements or the breach hereof; and

(xi)           provide that this Master Agreement, the Reciprocal Annex Agreements, and the transactions and instruments contemplated hereby shall be specifically performable and enforceable against and binding upon, and not subject to rejection or avoidance by, either party or any chapter 7 or chapter 11 trustee of either party and its respective estate.

(d)           Both parties shall cooperate with filing and prosecuting the Settlement Motion and any appropriate amendments thereto, and obtaining entry of the Scheduling Order and the Settlement Approval Order, and the parties shall exchange prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for each party and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed in connection with the Settlement Motion and the relief requested therein.

(e)           Each party shall give and publish notice of the Settlement Motion and Settlement Hearing as required by the Scheduling Order.

4.10         Disclosure Exhibits and Schedules.

(a)           As of the date hereof, ACC and TelCove acknowledge that the Exhibits and Schedules are incomplete and that the parties have not completed their due diligence in connection therewith.  Each party agrees to provide promptly copies of any agreements or other information that is required to be provided hereunder or that the other party may reasonably request in connection with the preparation of the Exhibits and Schedules or the completion of its due diligence related thereto.  The parties shall in good faith use their commercially reasonable best efforts to complete their due diligence and the preparation of the Exhibits and Schedules to the mutual satisfaction of both parties in accordance with the following timetable:

(i)            on or before December 22, 2003, the Exhibits to this Master Agreement with, in addition thereto, each party designating (1) its Material Consents for purposes of Section 5.2(e) or 5.3(e), and (2) its Material New Contracts for purposes of Section 5.2(f) or 5.3(f); and

(ii)           on or before January 21, 2004, the Schedules to the Reciprocal Annex Agreements.

(b)           Upon the completion of the Exhibits and Schedules to the satisfaction of both parties, with each party acting in its reasonable discretion, the parties shall (i) confirm in writing (1) their approval and acceptance of the Exhibits and Schedules (with the date of such approval by both parties being referred to as the “Disclosure Approval Date”), and (2) their respective representations and warranties in Article III hereof with regard to the disclosures in those Exhibits, and (ii) together with their applicable Affiliates, execute and deliver the Reciprocal Annex Agreements which, according to their terms, shall be effective as of the Closing.  The Exhibits and Schedules, upon approval by the parties, shall constitute the “final” Exhibits and Schedules for purposes of this Master Agreement and the Reciprocal Annex Agreements, subject to Section 4.10(c) below, and shall be deemed to be a part hereof for all purposes as of the date of this Agreement.

(c)           Between the Disclosure Approval Date and the Closing Date, the Exhibits and Schedules shall be subject to modification as mutually agreed to between ACC and TelCove, subject to Bankruptcy Court approval, if required.  During such period, each party shall give notice to the other party with respect to any matter arising or any information obtained which, if existing, occurring or known at or prior to the Disclosure Approval Date, would have been required to be set forth or described in any Exhibit or Schedule, or which is necessary to complete or correct any information in any such Exhibit or Schedule or in any representation and warranty of the parties which has been rendered inaccurate thereby.  No information in such notices shall modify or amend any Exhibit or Schedule for any purpose hereunder, including for determining the satisfaction of the conditions set forth in Article V hereof, except as agreed to by both ACC and TelCove.

(d)           The parties agree that any failure or inability to complete their due diligence and prepare the Exhibits and Schedules in accordance with the provisions set forth in this Section 4.10, are appropriate subject matters for dispute resolution and arbitration as set forth in Section 9.10.

4.11         Inspection and Maintenance of Acquired Assets; Access to Records.

(a)           Each party, as the transferee of Acquired Assets, acknowledges and confirms as of the date hereof, such party inspected and tested, or had the opportunity and waived its right to inspect and to test, the Acquired Assets being transferred thereto pursuant to the Conveyance Agreement, as described in the latest draft Schedules 2.1 and 3.1 of the Conveyance Agreement exchanged by the parties on November 19, 2003.

(b)           Each party, as the transferor of Acquired Assets, covenants that during the period between the date hereof and Closing, such party shall maintain in the ordinary course of business, consistent with past practices, the Acquired Assets to be conveyed by such party or its Affiliates pursuant to the Conveyance Agreement.

(c)           Between the date hereof and Closing, except as prohibited by Law, each party, as the transferor or assignor of Acquired Assets or Assumed Contracts agrees (i) that it shall grant to the other’s Representatives reasonable access during regular business hours to make such investigation of the Acquired Assets, the Assumed Contracts, the Assumed Liabilities and such party’s books and records related thereto, as such other party reasonably deems necessary or advisable, to verify that the Acquired Assets are in existence and in working order (although “working order” does not mean that the Acquired Assets are currently in operation or use) prior to the Closing, (ii) that it shall instruct its employees to cooperate in any such investigation, and (iii) that it shall keep such books and records in a manner consistent with past practice and such books and records shall not be destroyed for at least three years from the entry of the Settlement Approval Order.

(d)           From and after the Closing Date, for at least three years from the entry of the Settlement Approval Order and subject to obtaining any necessary governmental consents, each party, as the transferee or assignee of Acquired Assets or Assumed Contracts and at its sole expense, shall have the right, upon reasonable prior notice, to inspect and to make copies of any books, records or other files relating to the Acquired Assets, the Assumed Contracts or the Assumed Liabilities, to the extent that they pertain to operations prior to the Closing Date, at any time during regular business hours for any proper purpose, including in connection with any Third-Party claim in respect of which either party may have liability hereunder.

4.12         FCC, State and Other Governmental Applications.

(a)           As promptly as practicable but no later than the Disclosure Approval Date with respect to FCC and State PUC or other state agency Consents, and within twenty (20) Business Days after the Disclosure Approval Date with respect to Consents of other Governmental Entities, each party shall prepare and deliver to the other party, its portions of all required applications for approval by the FCC, State PUCs or other state agencies, and other Governmental Entities, and such other documents as may be required, with respect to the consummation of the transactions contemplated hereby and by the Reciprocal Annex Agreements (“Governmental Applications”).  As promptly as practicable thereafter and in any event within five (5) Business Days after the Disclosure Approval Date with respect to FCC and State PUC or other state agency Consents, and within twenty-five (25) Business Days after the Disclosure Approval Date with respect to Consents of other Governmental Entities, the parties shall file, or cause to be filed, the Governmental Applications.  If the Closing shall not have occurred for any reason within any applicable consummation period relating to any Governmental Entity’s grant of any Governmental Application, and neither party has terminated this Master Agreement in accordance with Article VI, the parties shall jointly request one or more extensions of the consummation period of such grant.

(b)           The parties shall each use their commercially reasonable efforts to prosecute the Governmental Applications in good faith and with due diligence before any Governmental Entity and in connection therewith shall take such action or actions as may be necessary or reasonably required in connection with the Governmental Applications, including furnishing to any Governmental Entity any documents, materials, or other information requested by that body in order to obtain such Consents as expeditiously as practicable.  Neither party hereto shall knowingly take, or fail to take, any action if the intent or reasonably anticipated consequence of such action or failure to act is, or would be, to cause any Governmental Entity not to grant approval of any Governmental Application or materially delay either such approval or the consummation of the transactions contemplated hereby and by the Reciprocal Annex Agreements.

(c)           Each party shall promptly inform the other of any communication from any Governmental Entity regarding any of the transactions contemplated by this Master Agreement and the Reciprocal Annex Agreements.  If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Master Agreement and the Reciprocal Annex Agreements, then such party will use its reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d)           Each of ACC and TelCove shall bear its own expenses in connection with the preparation and prosecution of the Governmental Applications and the costs of any franchise or other governmental authorization required to be obtained by such party in connection with the grant of any of the Governmental Applications or otherwise required to consummate the Settlement, except that the following expenses will be borne one-half by ACC and one-half by TelCove: (i) all filing fees and similar routine charges by a Governmental Entity with respect to federal or state Governmental Applications; and (ii) all fees and expenses of a single counsel retained jointly by the parties to prepare and prosecute any Governmental Application.

4.13         Lien Searches.

(a)           Prior to Closing, TelCove shall provide to ACC copies of UCC, tax, Lien and judgment searches of the records of all relevant jurisdictions that pertain to the ACC Assets, the ACC Acquired Assets and the ACC Assumed Contracts, along with documentation showing disposition of any Liens in a manner reasonably satisfactory to ACC.

(b)           Prior to Closing, ACC shall provide to TelCove copies of UCC, tax, Lien and judgment searches of the records of all relevant jurisdictions that pertain to the TelCove Assets, the TelCove Acquired Assets and the TelCove Assumed Contracts, along with documentation showing disposition of any Liens in a manner reasonably satisfactory to TelCove.

4.14         Taxes.  The parties will use reasonable best efforts to give notice to all jurisdictions that might reasonably be expected to have claims in the ACC Cases or the TelCove Cases for Taxes or assessments related to, based upon or measured by the Acquired Assets, advising such jurisdictions that the parties are seeking an order of the Bankruptcy Court that the Acquired Assets would be sold free and clear of all Liens and informing such jurisdictions of the time and date of the Settlement Hearing.

4.15         Maintenance of Business.

(a)           Between the date hereof and the Closing Date, ACC as the respective transferor and assignor of the TelCove Acquired Assets and the TelCove Assumed Contracts, shall use its commercially reasonable efforts in the context of the ACC Cases, to maintain the business related to the TelCove Acquired Assets and the TelCove Assumed Contracts consistent with industry standards.  ACC shall not take any action which would reasonably be expected to have a TelCove Material Adverse Effect except as otherwise may be ordered by the Bankruptcy Court over ACC’s objection.

(b)           Between the date hereof and the Closing Date, TelCove as the respective transferor and assignor of the ACC Acquired Assets and the ACC Assumed Contracts, shall use its commercially reasonable efforts in the context of the TelCove Cases, to maintain the business related to the ACC Acquired Assets and the ACC Assumed Contracts consistent with industry standards.  TelCove shall not take any action which would reasonably be expected to have an ACC Material Adverse Effect except as otherwise may be ordered by the Bankruptcy Court over TelCove’s objection.

(c)           Between the date hereof and the Closing Date, ACC will permit, and will cause its Affiliates to permit, TelCove and TelCove’s Affiliates to continue to use the network assets of ACC and its Affiliates to which this Agreement or the Reciprocal Annex Agreements relate and to obtain the benefits of the Shared Contracts of ACC and its Affiliates, in connection with the operation by TelCove and its Affiliates of their telecommunications network, in substantially the same manner as on the date of this Master Agreement so long as such use complies with applicable Law and does not unreasonably interfere with the operation by ACC and its Affiliates of their telecommunications network.  Between the date hereof and the Closing Date, TelCove will permit, and will cause its Affiliates to permit, ACC and ACC’s Affiliates to continue to use the network assets of TelCove and its Affiliates to which this Agreement or the Reciprocal Annex Agreements relate and to obtain the benefits of the Shared Contracts of TelCove and its Affiliates, in connection with the operation by ACC and its Affiliates of their telecommunications network, in substantially the same manner as on the date of this Master Agreement so long as such use complies with applicable Law and does not unreasonably interfere with the operation by TelCove and its Affiliates of their telecommunications network.  Notwithstanding the foregoing two sentences, neither party releases the other party or its Affiliates from any claims, obligations or liabilities for the payment of rent, compensation, reimbursements or other amounts relating to such network use, and each party has the right to pursue before the Bankruptcy Court or otherwise any claims that it has regarding amounts that the other party and its Affiliates owe for such network use for any period prior to Closing.  (The parties anticipate that such claims may be settled as part of any overall settlement of the other disputes between the parties that are not being addressed by this Master Agreement.)

4.16         Execution by ACC and TelCove on behalf of Affiliates.  ACC shall cause its Affiliates to comply with the provisions of this Master Agreement as if they were signatories hereto and included within the terms “ACC” and “ACC Parties” as used herein.  TelCove shall cause its Affiliates to comply with the provisions of this Master Agreement as if they were signatories hereto and included within the terms “TelCove” and “TelCove Parties” as used herein.

4.17         Consents.

(a)           ACC shall give all notices of this Master Agreement and the Reciprocal Annex Agreements and the transactions contemplated hereby and thereby to all Persons to whom notice is required to be given under any TelCove Assumed Contract or under any other agreement to which any ACC Party is a party.  ACC shall use commercially reasonable efforts, and TelCove shall assist ACC in all reasonable respects, to obtain all Consents required to transfer and assign the TelCove Acquired Assets and the TelCove Assumed Contracts.

(b)           TelCove shall give all notices of this Master Agreement and the Reciprocal Annex Agreements and the transactions contemplated hereby and thereby to all Persons to whom notice is required to be given under any ACC Assumed Contract or under any other agreement to which any TelCove Party is a party.  TelCove shall use commercially reasonable efforts, and ACC shall assist TelCove in all reasonable respects, to obtain all Consents required to transfer and assign the ACC Acquired Assets and the ACC Assumed Contracts.

(c)           The parties acknowledge that, in certain cases, it may not be possible or practicable to assign an Assumed Contract, either in whole or in part, as contemplated by this Master Agreement and, in lieu of such assignment, an ACC Party, in the case of an ACC Assumed Contract or a TelCove Party, in the case of a TelCove Assumed Contract, may need to enter into a new agreement with a Third Party pertaining to the subject matter of the Assumed Contract in order to obtain the benefits of the Assumed Contract to be assigned hereunder.  The parties further acknowledge that, upon the execution of such new agreement, the applicable ACC Assumed Contract or TelCove Assumed Contract may be amended to reflect the rights and obligations transferred to the would-be assignee in such new agreement, or the assigning party to such ACC Assumed Contract or TelCove Assumed Contract may, instead, enter into a new agreement to modify the Assumed Contract to account for the rights and obligations transferred to the would-be assignee.  Where it is not possible or practicable to assign an Assumed Contract as contemplated by this Master Agreement, the parties will undertake in good faith to negotiate with the applicable Third Party one or more new agreements and an amendment to the applicable Assumed Contract, all as described above.  In such event, the execution by such Third Party of one or more new agreements, as described above, with the applicable ACC Party or TelCove Party shall be treated as a Consent for purposes of this Master Agreement.  Subject to each party’s rights to indemnity under Article VII hereof, (i) ACC will pay all expenses, other than Non-Assumed TelCove Liabilities, in connection with obtaining any such new agreement with a Third Party, including any Material New Contract, that ACC will use for its operations, and (ii) TelCove will pay all expenses, other than Non-Assumed ACC Liabilities, in connection with obtaining any such new agreement with a Third Party, including any Material New Contract, that TelCove will use for its operations.

(d)           Neither party will agree to any materially adverse change in any Assumed Contract as a condition to obtaining any Consent without the consent of the party to which such Assumed Contract will be assigned.  Each party will be solely responsible for any consideration given or promised to Third Parties for resolution of any claims (disputed or undisputed) that must be settled to obtain any Consent to assign any Assumed Contract, and the party to which any Assumed Contract will be assigned shall have no obligation to make any payment to any other party in assisting the other party in obtaining any Consent to the assignment of such Assumed Contract or to agree to any materially adverse change in such Assumed Contract, subject, however, to any Liabilities included in the Assumed Liabilities to be assumed by such party.

(e)           Any instrument evidencing any Consent shall be reasonably acceptable to ACC and TelCove.  Each party will furnish the other party with copies of all correspondence from or to any Person, and notify the other party of any other communications with any Person, relating to the obtaining of any Consent (other than privileged communications between such party and its attorneys).

(f)            ACC will pay all expenses in connection with obtaining any Consent to the assignment of any TelCove Assumed Contract, and TelCove will pay all expenses in connection with obtaining any Consent to the assignment of any ACC Assumed Contract.

4.18         No Continuation of Business.  TelCove and ACC each confirms that its business is not a continuation of, nor is it related to, the business of the other, and each party covenants that it will not, in any way, represent that its business is a continuation of or related to the business of the other party.

ARTICLE V. CONDITIONS TO OBLIGATIONS OF THE PARTIES

5.1           Conditions Precedent to Obligations of the Parties.  The respective obligations of ACC and TelCove to consummate the transactions contemplated by this Master Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a)           No Injunction.  No preliminary or permanent injunction or other Order issued by any Governmental Entity nor any Law or Order promulgated or enacted by any Governmental Entity shall be in effect or pending that restrains, enjoins or otherwise prohibits the transactions contemplated hereby.

(b)           The Settlement Approval Order.  The Bankruptcy Court shall have entered the Settlement Approval Order, which shall fulfill the requirements set forth in Section 4.9(c) and otherwise be in form and substance mutually acceptable to ACC and TelCove.

(c)           HSR Act.  Any applicable waiting period under the HSR Act, if required, shall have expired or shall have been earlier terminated.

(d)           Board Approval.  Each of TelCove and ACC shall have obtained Board Approval.

(e)           Beal Consent.  TelCove shall have obtained the Beal Consent, which shall not be subject to the satisfaction of any condition that has not been satisfied or waived and which shall be in full force and effect.

(f)            ACC DIP Lenders’ Consent.  ACC shall have obtained the ACC DIP Lenders’ Consent, which shall not be subject to the satisfaction of any condition that has not been satisfied or waived and which shall be in full force and effect.

5.2           Conditions Precedent to Obligations of ACC.  The obligation of ACC to consummate the transactions contemplated by this Master Agreement is subject to the satisfaction (or waiver by ACC) at or prior to the Closing of each of the following additional conditions:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the TelCove Parties contained herein or in the Reciprocal Annex Agreements shall be true in all material respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(b)           Performance of Master Agreement  The TelCove Parties shall have, in all material respects, performed and complied with all covenants, conditions, obligations and agreements contained in this Master Agreement required to be performed or complied with by it prior to the Closing.

(c)           Officer’s Certificate.  ACC shall have received a certificate of an authorized officer of TelCove, dated the Closing Date, to the effect that the conditions specified in Sections 5.2(a) and (b) above have been fulfilled.

(d)           Deliveries.  The TelCove Parties shall have made or stand willing to make the deliveries specified in Section 2.3(b)(i).

(e)           Other Consents and Approvals.  All Material Consents designated by ACC shall (i) have been obtained, made or given in form and substance reasonably acceptable to ACC, and (ii) be in full force and effect, except for any Material Consents that are not required due to the entry by the Bankruptcy Court of the Settlement Approval Order.

(f)            Material New Contracts.  All Material New Contracts designated by the ACC Parties shall have been obtained by the ACC Parties in form and substance reasonably acceptable to ACC and be in full force and effect.

(g)           No ACC Material Adverse Effect.  Between the date hereof and Closing, there shall not have been any development, change or effect which constitutes or has resulted in, or that could reasonably be expected to result in, an ACC Material Adverse Effect.

5.3           Conditions Precedent to Obligations of TelCove.  The obligation of TelCove to consummate the transactions contemplated by this Master Agreement is subject to the satisfaction (or waiver by TelCove) at or prior to the Closing of each of the following additional conditions:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the ACC Parties contained herein or in the Reciprocal Annex Agreements shall be true in all material respects on the date hereof and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

(b)           Performance of Master Agreement.  The ACC Parties shall have, in all material respects, performed and complied with all covenants, conditions, obligations and agreements contained in this Master Agreement required to be performed or complied with by it prior to the Closing.

(c)           Officer’s Certificate.  TelCove shall have received a certificate of an authorized officer of ACC, dated the Closing Date, to the effect that the conditions specified in Sections 5.3 (a) and (b) above have been fulfilled.

(d)           Deliveries.  The ACC Parties shall have made or stand willing to make all of the deliveries specified in Section 2.3(b)(ii).

(e)           Other Consents and Approvals.  All Material Consents designated by TelCove shall (i) have been obtained, made or given in form and substance reasonably acceptable to TelCove, and (ii) be in full force and effect, except for any Material Consents that are not required due to the entry by the Bankruptcy Court of the Settlement Approval Order.

(f)            Material New Contracts.  All Material New Contracts designated by the TelCove Parties shall have been obtained by the TelCove Parties in form and substance reasonably acceptable to TelCove and be in full force and effect.

(g)           No TelCove Material Adverse Effect.  Between the date hereof and Closing, there shall not have been any development, change or effect which constitutes or has resulted in, or that could reasonably be expected to result in a TelCove Material Adverse Effect.

ARTICLE VI. TERMINATION

6.1           Termination of Master Agreement.  This Master Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)           By mutual written consent of ACC and TelCove;

(b)           Subject to the obligations of the parties, if any, pursuant to Section 9.7, by either party, upon written notice to the other party, if any Law makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any non-appealable final Order of any Governmental Entity having competent jurisdiction;

(c)           By either party, upon written notice to the other party, if the Bankruptcy Court issues an Order denying the Settlement Motion and such Order is not appealed or has been affirmed on appeal and has become a final and non-appealable;

(d)           By either party, upon written notice to the other party, if such terminating party is not then in material default under this Master Agreement and the other party is in material default under this Master Agreement and has failed to cure such default in accordance with the terms of Section 6.2(a) below;

(e)           By either party, upon written notice to the other party, if such terminating party is not then in material default under this Master Agreement, if on the date on which the Closing is required to take place pursuant to Section 2.3(a) subject to Section 6.2(b), any of the conditions precedent to the obligations of the terminating party set forth in this Master Agreement has not been satisfied by the other party or waived in writing by the terminating party; or

(f)            By either party, upon written notice to the other party, if such terminating party is not then in material default under this Master Agreement, if the Closing has not occurred on or before June 21, 2004, and neither party has demanded arbitration of a Dispute in accordance with Section 9.10(a)(i).

6.2           Opportunity to Cure Material Defaults or Unsatisfied Conditions.

(a)           If a party is in material default under this Master Agreement, then the other party, upon obtaining knowledge of such default, shall provide, in accordance with the terms hereof, written notice specifying in reasonable detail the nature of such default, whereupon the party in default shall have the applicable “Cure Period” to effect the cure of such default.

(b)           If upon a scheduled Closing Date any of the conditions precedent to the obligations of either ACC or TelCove set forth in Article V shall not have been materially satisfied, and the party entitled to the benefit of such condition is unwilling to waive the satisfaction of such unsatisfied condition, then such party, upon the written request of the other party, shall promptly provide the other party with written notice specifying in reasonable detail the nature of such unsatisfied condition, whereupon the other party shall have the applicable “Cure Period” to effect the satisfaction of such unsatisfied condition, and Closing shall be postponed until a Business Day agreed to by the parties, which date shall be on or prior to the earlier of (i) the fifth (5) Business Day after the end of the Cure Period, or (ii) the “drop-dead” date specified in Section 6.1(f) above.  If each condition to Closing in Article V is not satisfied (or waived in writing by the party entitled to the benefit thereof) in all material respects on the rescheduled Closing Date, then Closing may be again postponed pursuant to the terms of this Section 6.2(b), provided, however, that the Closing shall not be postponed to a date later than the “drop-dead” date and if Closing shall not have occurred prior to or on such date, each party shall be entitled to exercise its rights under Section 6.1 with this Section 6.2 having no further effect.

(c)           The applicable “Cure Period” shall be thirty (30) calendar days after such “curing” party receives notice from the other party describing such material default or unsatisfied condition, provided, however, that if such default or condition cannot reasonably be cured within such thirty (30) day period, if the “curing” party shall promptly commence such cure and shall thereafter diligently prosecute such cure to completion, the period for curing such default or condition shall be extended until the earlier of (i) the completion of such cure, or (ii) the “drop-dead” date specified in Section 6.1(f) above.

6.3           Consequences in Event of Termination.  In the event of any termination of this Master Agreement pursuant to Section 6.1, this Master Agreement shall forthwith become wholly void and of no further force and effect, and there shall be no liability on the part of either party, except that:

(a)           The obligations of ACC and TelCove under Section 4.12(d) (Expenses Relating to Governmental Applications), Section 4.17(f) (Expenses Relating to Consents), Article VIII (Confidentiality) and Article IX (Miscellaneous) shall remain in full force and effect.

(b)           If this Master Agreement is terminated pursuant to Section 6.1 as a result of any material default under this Master Agreement by either party (the “Defaulting Party”), the Defaulting Party shall be liable to the other party for any costs, expenses or damages incurred by the other party as a result of such default.

ARTICLE VII.       INDEMNIFICATION

7.1           Survival.  All representations and warranties of the ACC Parties and the TelCove Parties contained in this Master Agreement, the Reciprocal Annex Agreements, or in the certificates delivered pursuant to Sections 5.2(c) or 5.3(c) shall survive the Closing.  The covenants of the ACC Parties and the TelCove Parties contained in this Master Agreement or the Reciprocal Annex Agreements shall survive the Closing in accordance with their terms.

7.2           Indemnification.

(a)           Subject to Sections 7.3, 7.4 and 7.5, following the Closing, the ACC Parties shall indemnify and hold each of the TelCove Parties and their Representatives harmless against and in respect of any loss, damage, claim, or liability, of any nature or kind, including all costs and expenses relating thereto, including interest, penalties and reasonable attorneys’ fees (collectively “Damages”), arising out of, resulting from or relating to:

(i)            any Non-Assumed ACC Liabilities;

(ii)           any ACC Assumed Liabilities set forth in the Conveyance Agreement and any other obligations or liabilities of the TelCove Parties described in Section 2.6(a) hereof that are expressly assumed by the ACC Parties pursuant to the Asset Reconciliation Agreement or the Conveyance Agreement;

(iii)          any breach by any of the ACC Parties of its covenants set forth herein or in the Asset Reconciliation Agreement or Conveyance Agreement;

(iv)          any failure of the TelCove Acquired Assets to comply with any provision of Law or the terms of any applicable TelCove Assumed Contract prior to or on the Closing Date;

(v)           any breach by any of the ACC Parties of its representations or warranties set forth herein or in the Asset Reconciliation Agreement, the Conveyance Agreement or the certificate delivered by ACC pursuant to Section 5.3(c); or

(vi)          any claim by any Governmental Entity or other Third Party that any TelCove Party (or any Affiliate thereof) is liable to such Governmental Entity or Third Party under any Law, license, permit, franchise, lease or other contract for the payment of any amounts or other Liabilities arising from the use by any ACC Party of such TelCove Party’s assets during the period March 27, 2002 through the Closing Date; provided that such ACC Party shall not have already paid such Governmental Entity or Third Party or reimbursed such TelCove Party for such claimed amount or Liability.

(b)           Subject to Sections 7.3, 7.4 and 7.5, following the Closing, the TelCove Parties shall indemnify and hold each of the ACC Parties and their Representatives harmless against and in respect of any Damages, arising out of, resulting from or relating to:

(i)            any Non-Assumed TelCove Liabilities;

(ii)           any TelCove Assumed Liabilities set forth in the Conveyance Agreement and any other obligations or liabilities of the ACC Parties described in Section 2.6(b) hereof that are expressly assumed by the TelCove Parties pursuant to the Asset Reconciliation Agreement or the Conveyance Agreement;

(iii)          any breach by any of the TelCove Parties of its covenants set forth herein or in the Asset Reconciliation Agreement or Conveyance Agreement;

(iv)          any failure of the ACC Acquired Assets to comply with any provision of Law or the terms of any applicable ACC Assumed Contract prior to or on the Closing Date;

(v)           any breach by any of the TelCove Parties of its representations or warranties set forth herein or in the Asset Reconciliation Agreement, the Conveyance Agreement or the certificate delivered by TelCove pursuant to Section 5.2(c); or

(vi)          any claim by any Governmental Entity or other Third Party that any ACC Party (or any Affiliate thereof) is liable to such Governmental Entity or Third Party under any Law, license, permit, franchise, lease or other contract for the payment of any amounts or other Liabilities arising from the use by any TelCove Party of such ACC Party’s assets during the period March 27, 2002 through the Closing Date; provided that such TelCove Party shall not have already paid such Governmental Entity or Third Party or reimbursed such ACC Party for such claimed amount or Liability.

7.3           Procedures for Indemnification.

(a)           Any Person (the “Indemnified Party”) may assert a claim for indemnification under Section 7.2 (a) or (b), as the case may be, by providing written notice (the “Notice”) to the party from which indemnification is sought (the “Indemnifying Party”), stating the amount of Damages, if known, and the nature and basis of such claim.

(b)           In the case of Damages that arise or may arise by reason of any Third-Party claim, promptly after receipt by an Indemnified Party of written notice of the assertion of any claim or the commencement of any action with respect to any matter in respect of which indemnification may be sought hereunder, the Indemnified Party shall give Notice to the Indemnifying Party and shall thereafter keep the Indemnifying Party reasonably informed with respect thereto, provided that failure of the Indemnified Party to give the Indemnifying Party prompt notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure.  In case any such claim is made or action is brought against any Indemnified Party, the Indemnifying Party shall be entitled to assume the defense thereof, by written notice to the Indemnified Party within thirty (30) days after receipt of the Notice stating its intent to do so and acknowledging its potential liability to the Indemnified Party hereunder.  If the Indemnifying Party assumes the defense of such claim or action, it shall have the right to settle such claim or action; provided, however, that it shall not settle such claim or action without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if such settlement (i) does not include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnified Party from all liability with respect to such claim or action or (ii) involves the imposition of equitable remedies or the imposition of any material obligations on such Indemnified Party other than financial obligations for which such Indemnified Party will be indemnified hereunder.  Following delivery of notice of its intention to assume the defense of any claim or action hereunder, the Indemnifying Party shall not be liable hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if the defendants in any action shall include both an Indemnifying Party and any Indemnified Party and such Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnified Party, such Indemnified Party shall have the right to separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party; provided, further, however, that the Indemnifying Party shall not be obligated to pay the expenses of more than one separate counsel for all Indemnified Parties, taken together.  If the Indemnifying Party chooses to assume the defense of any claim or action pursuant hereto, the Indemnified Party shall cooperate in such defense, which cooperation shall include the retention and the provision to the Indemnifying Party of records and information which are reasonably relevant to such defense, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder, including providing such employees to serve as witnesses.

(c)           If the Indemnifying Party fails to notify the Indemnified Party of its desire to assume the defense of any claim or action within the prescribed period of time, or shall notify the Indemnified Party that it will not assume the defense hereof, then the Indemnified Party may assume the defense of such claim or action, in which event it may do so acting in good faith, and the Indemnifying Party shall be bound by any determination made in any such action, provided, however, that the Indemnified Party shall not be permitted to settle any such action without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  No such determination or settlement shall affect the right of the Indemnifying Party to dispute the Indemnified Party’s claim for indemnification hereunder.  The Indemnifying Party shall be permitted to participate in the defense of such claim or action and to employ counsel at its own expense.

(d)           With respect to claims solely between the parties, following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable.  For the purposes of such investigation, the Indemnified Party agrees to make available to the Indemnifying Party and its authorized Representatives the information relied upon by the Indemnified Party to substantiate the claim.  With respect to claims for Uncapped Damages, if the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of the thirty-day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the agreed-to amount of such claim, and if the Indemnified Party and the Indemnifying Party do not agree within such thirty-day period (or any mutually agreed upon extension thereof), the Indemnified Party may seek appropriate remedy, subject to the terms hereof.

7.4           Other Provisions.

(a)           The right to indemnification pursuant to this Article VII shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Master Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty or covenant.  The waiver of any condition to the obligation of a party to consummate the transactions contemplated by this Master Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, shall not affect the right of either party to indemnification or other remedy based on the breach of such representation, warranty or covenant.

(b)           The amount of Damages for which indemnification is payable under Section 7.2 shall be net of any amounts recovered by the Indemnified Party from any Third Party other than an insurer (by contribution, indemnification or otherwise) with respect to such Damages.

(c)           If any ACC Party or TelCove Party under the terms of the IRU Agreement, Sheathing/Overlash Agreement or Maintenance Agreement, (i) relocates, removes or replaces Cable or Fiber (as defined in each of those agreements) because a Third Party with legal authority or contractual right to do so requires performance of such work, or (ii) pays any valid claim by any Governmental Entity or other Third Party with respect to the pre-Closing period under any Right-of-Way or Governmental Authorization (as defined in the IRU Agreement and Sheathing/Overlash Agreement), and if any ACC Party or TelCove Party (or, in either instance, an Affiliate thereof) shall be obligated to indemnify and hold harmless the other party (or an Affiliate thereof) for the cost of such work or the payment of such claim pursuant to the indemnity provisions of this Article VII, then such indemnity provisions of this Master Agreement shall govern and control in the event of any conflict with the payment, reimbursement or indemnity obligations under the terms of the IRU Agreement, Sheathing/Overlash Agreement or Maintenance Agreement.

(d)           Uncapped Damages suffered by any Indemnified Party shall accrue interest at the rate of eight percent (8%) per annum from the date such Uncapped Damages shall have been incurred by such Indemnified Party until such Uncapped Damages shall be paid by the appropriate Indemnifying Party.  Capped Damages suffered by any Indemnified Party shall accrue interest at the rate of eight percent (8%) per annum from the latter of nine (9) months after the Closing Date or the date such Capped Damages shall be suffered by the Indemnified Party until such Capped Damages shall be paid by the appropriate Indemnifying Party.

(e)           Following the Closing, the sole and exclusive remedy for either party for any claim arising out of this Master Agreement (excluding Annexes III through VI) shall be a claim for indemnification pursuant to this Article VII.

7.5           Limitations on Indemnification for Capped Damages.

(a)           The ACC Parties shall not be required to indemnify or otherwise be liable to the TelCove Parties, nor shall the TelCove Parties be required to indemnify or otherwise be liable to the ACC Parties, for the net amount of Capped Damages except to the extent the net amount of Capped Damages suffered or incurred by the TelCove Parties or the ACC Parties, as the case may be, as determined pursuant to the provisions of Section 7.6, exceed in the aggregate $100,000 (which amount thus comprises a “deductible”).

(b)           The ACC Parties shall not be required to indemnify or otherwise be liable to the TelCove Parties, nor shall the TelCove Parties be required to indemnify or otherwise be liable to the ACC Parties, for the net amount of Capped Damages suffered or incurred by the TelCove Parties or the ACC Parties, as the case may be, as determined pursuant to the provisions of Section 7.6, in excess of an aggregate of $5,000,000.  The Parties acknowledge that the foregoing cap may be adjusted pursuant to a written agreement executed by both parties as part of any overall settlement of the other disputes between the parties that are not being addressed by this Master Agreement.

(c)           The ACC Parties shall not be required to indemnify or otherwise be liable to the TelCove Parties, nor shall the TelCove Parties be required to indemnify or otherwise be liable to the ACC Parties with respect to a claim for Capped Damages unless notice by the Indemnified Party to the Indemnifying Party of the claim for Capped Damages is given within nine (9) months after the Closing Date (including the first Business Day thereafter if the last day of such nine-month period is not a Business Day), provided, however, any claim for Capped Damages by any Person with respect to a breach of Section 4.11(b), must be made no later than the sixtieth (60th) day after the Closing Date.

(d)           Neither party shall have any obligation to pay the other party any Capped Damages until the net amount of such Capped Damages shall be determined in accordance with the provisions of Section 7.6.

(e)           No party shall claim or assert that the limitations set forth in subsections (a) through (d) above shall apply, and such limitations shall not apply, with respect to the payment or discharge of Uncapped Damages, including any taxes, fees or expenses payable by either the ACC Parties, the TelCove Parties or their Affiliates under Section 4.5(a), 4.6, 4.12(d), 4.17(f) or 9.1.

7.6           Determination of Capped Damages.

(a)           At three meetings that shall be held between ACC and TelCove on mutually agreed to dates within the five (5) Business Day period following three (3) months, six (6) months and nine (9) months after the Closing Date, ACC and TelCove shall exchange information regarding, and discuss, all claims for indemnification for Capped Damages that either party or its Affiliates shall have with respect to the other party or its Affiliates in accordance with the terms of Sections 7.2 through 7.4.  Such information shall include the amount of Capped Damages, if known, with respect to each such claim and the nature and basis of such claim.  At such meetings and in follow-up thereto, ACC and TelCove shall in good faith attempt to reach agreement with respect to the amount of Capped Damages payable with respect to each such claim, and to maintain an ongoing accounting of the amount of Capped Damages owed by each party and its Affiliates to the other party and its Affiliates.

(b)           Subsequent to each meeting, each party shall provide the other with all appropriate supporting information and documentation reasonably requested by the other party with respect to any claims for Capped Damages by the first party.

(c)           At, or in prompt follow-up to, the third meeting, ACC and TelCove shall in good faith attempt to reach agreement regarding the net amount of Capped Damages suffered or incurred by the TelCove Parties or the ACC Parties, as the case may be, with respect to all paid and unpaid claims for Capped Damages by either party or its Affiliates for indemnity in accordance with the provisions of Sections 7.2 through 7.4, taking into consideration the limitations set forth in Section 7.5.  Within ten (10) business days after any agreement between ACC and TelCove regarding the net amount of Capped Damages, the party owing such net amount shall pay the other party such net amount by federal wire transfer of immediately available funds pursuant to wire instructions that shall be provided by such other party.

(d)           If ACC and TelCove do not reach agreement within ten (10) months of the Closing Date to the net amount of Capped Damages to be paid by one party to the other party, then at any time thereafter either party may declare that a Dispute has arisen, and the provisions of Section 9.10 shall apply to the resolution thereof.

ARTICLE VIII.      CONFIDENTIALITY

8.1           If either party provides confidential information to the other party in connection with this Master Agreement in writing and identified as such, the receiving party shall protect the confidential information from disclosure to third parties with the same degree of care accorded its own confidential and proprietary information; provided, however, that each party shall be entitled to provide such confidential information to its directors, officers, employees, agents, and contractors, consultants, Affiliates, financial institutions, underlying facility owners, and potential assignees, in each case whose access is reasonably necessary.  A party furnishing confidential information of the other party to any other Person shall inform such Person of its confidential nature and shall direct such Person to treat such information confidentially. In any event, each party shall be liable for any disclosure or wrongful use of another party’s confidential information by any Person to whom such party discloses it.  Notwithstanding any other provision herein, neither party shall be required to hold confidential any information that: (i) becomes publicly available other than through action by such party or any Person to whom such party furnished such information; or (ii) is required to be disclosed by applicable Law, Order of a Governmental Entity or Proceedings or a party’s obligations as a publicly held company.  These obligations shall survive expiration or termination of this Master Agreement for a period of two (2) years.

8.2           Except as provided in Section 4.5(b) with respect to the provision of information to taxing authorities, a party required to disclose confidential information of the other party pursuant to applicable Law, Order of a Governmental Entity or Proceedings or a party’s obligations as a publicly held company shall notify the other party in writing of the information that the party intends to disclose sufficiently in advance to allow time for the other party to object.

8.3           Notwithstanding any provision of this Master Agreement (including Section 8.1 and Section 8.2 above) or any of the Reciprocal Annex Agreements to the contrary, each party (and each employee, representative or other agent of each party) may disclose to any person, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions to be effected pursuant to this Master Agreement and the Reciprocal Annex Agreements and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure; provided, however, that this Section 8.3 does not authorize any disclosure otherwise prohibited by Section 8.1 and Section 8.2 to the extent nondisclosure is necessary to comply with applicable securities laws.

ARTICLE IX. MISCELLANEOUS

9.1           Expenses.  Except as set forth in this Master Agreement, and the Reciprocal Annex Agreements, and whether or not the transactions contemplated hereby are consummated, each party shall bear all costs and expenses incurred or to be incurred by such party in connection with this Master Agreement and the Reciprocal Annex Agreements, and the consummation of the transactions contemplated hereby.

9.2           Assignment.  Neither this Master Agreement nor any of the rights or obligations hereunder may be assigned by ACC or any other ACC Party without the prior written consent of TelCove, or by TelCove or any other TelCove Party without the prior written consent of ACC; provided, however, that either party may assign its rights and obligations hereunder, in whole or in part, to any Affiliate but no such assignment shall relieve either party of its liabilities and obligations hereunder, and provided, further, that this Master Agreement may be assigned to one or more trustees appointed by the Bankruptcy Court to succeed to the rights of either party.  Nothing in the preceding sentence prohibits the assignment of a party’s rights under any of the Reciprocal Annex Agreements in accordance with its terms subsequent to Closing.  Subject to the foregoing, this Master Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and except as otherwise expressly provided herein, no other Person shall have any right, benefit or obligation hereunder.

9.3           Parties in Interest.  This Master Agreement shall be binding upon and inure solely to the benefit of ACC and the other ACC Parties, and TelCove and the other TelCove Parties,

and nothing in these Agreements, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Master Agreement.  Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of either ACC or TelCove (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any Affiliate of either ACC or TelCove that is not an ACC Party or a TelCove Party, nor any director, officer, employee, representative, agent or other controlling person of each of the parties hereto and their respective Affiliates shall have any liability or obligation arising under this Master Agreement or the transactions contemplated thereby.

9.4           Notices.  Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be delivered in person or by courier or facsimile transmission (with such facsimile transmission confirmed by sending a copy of such notice, request, instruction or other document by certified mail, return receipt requested) or mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged), as follows:

If to TelCove:	TelCove 121 Champion Way Canonsburg, PA 15317 Attention: John Glicksman, Vice President and General Counsel Fax: (724) 743-9403

With a copy to	Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Judy Liu, Esq. Fax: (212) 735-8007

TelCove 121 Champion Way Canonsburg, PA 15317 Attn: Robert Guth, President/CEO Fax: (724) 743-9791

If to ACC:	Adelphia Communications Corp. 5619 DTC Parkway Denver, CO 80111 Attention: General Counsel Fax: (303) 268-6485

With a copy to:	Willkie Farr & Gallagher 787 Seventh Avenue New York, NY 10019-6099 Attention: Brian E. O’Connor, Esq. Fax: (212) 728-8111

Dow, Lohnes & Albertson, PLLC 1200 New Hampshire Avenue, NW Washington, DC 20036 Attention: J. Christopher Redding, Esq. Fax: (202) 776-2222

or to such other place and with such other copies as either party may designate as to itself by written notice to the other party.  Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

9.5           Choice of Law.  This Master Agreement, the Asset Reconciliation Agreement and the Conveyance Agreement are to be governed by and construed in accordance with the Bankruptcy Code, to the extent applicable, and otherwise in accordance with the domestic laws of the Commonwealth of Pennsylvania without reference to its choice of law principles.

9.6           Entire Agreement; Amendments and Waivers.  This Master Agreement, the Exhibits, the Annexes and the Schedules constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the parties, and the Exhibits, Annexes and Schedules are a part of this Master Agreement as if fully set forth herein..  Except as set forth herein or in any certificate delivered pursuant hereto, no party makes any representation or warranty, express or implied, to the other party with respect to this Master Agreement or the transactions contemplated hereby.  No supplement, modification or waiver of this Master Agreement (including to any Exhibit, Annex or Schedule) shall be binding unless the same is executed in writing by both parties.  No waiver of any of the provisions of this Master Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), and no such waiver shall constitute a continuing waiver unless otherwise expressly provided.

9.7           Invalidity.  If any one or more of the provisions contained in this Master Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, the parties shall use their reasonable efforts, including the amendment of this Master Agreement, to ensure that this Master Agreement shall reflect as closely as practicable the intent of the parties hereto on the date hereof.

9.8           Headings.  The table of contents and the headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Master Agreement.

9.9           Exclusive Jurisdiction.  Except for those issues and Disputes that shall be resolved in accordance with the arbitration provisions set forth in Section 9.10, and without limiting any party’s right to appeal any Order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Master Agreement and the Annexes and to decide any claims or disputes which may arise or result from, or be connected with, this Master Agreement and the Annexes, any breach or default hereunder or thereunder, or the transactions contemplated hereby or thereby, and (b) any and all claims, actions, causes of action, suits and Proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the personal and subject matter jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 9.4 hereof, provided, however, that the foregoing shall only apply with respect to the IRU Agreement, the Sheathing/Overlash Agreement, the Maintenance Agreement and the Collocation Agreement until such time as ACC and TelCove shall both no longer be in bankruptcy.

9.10         Dispute Resolution; Arbitration.

(a)           The parties agree that the dispute resolution and arbitration provisions set forth in this Section 9.10 shall apply solely with respect to Disputes over the following: (i) a claim by either party at any time after May 21, 2004, that the other party has breached its pre-Closing obligations (including its obligations pursuant to Section 4.10) or its obligations to consummate the Closing in accordance with the terms hereof, or (ii) a claim by either party that the other party has breached its indemnification obligations with respect to Capped Damages, including the determination and payment of the net amount of Capped Damages pursuant to the provisions of Sections 7.5 and 7.6.

(b)           Any dispute or claim arising out of or relating to the matters specified in Sections 9.10(a) (i) and (ii) above shall be settled amicably, if possible.  Any such disputes or claims, if not settled by the parties within ten (10) days from the date the dispute or claim arises, shall be considered a dispute (“Dispute”), and either party may elect, by written notice to the other party, to have such Dispute referred to a senior executive of each of ACC and TelCove who has authority to settle such Dispute.  If such Dispute is not settled by such executives within twenty (20) days, then either party may, by written notice to the other party, demand binding arbitration in accordance with this Section 9.10.

(i)            The arbitration shall be held in New York, New York, or as otherwise mutually agreed between the parties before a panel of three (3) arbitrators.  The above referenced demand for arbitration shall provide a statement of the Dispute and the facts relating or giving rise thereto, in reasonable detail, and the name of the arbitrator selected by such party making the arbitration demand.

(ii)           Within thirty (30) days after receipt from either ACC or TelCove, of the notice described in the last sentence of Section 9.10 (b), the other party shall name its arbitrator, and the two arbitrators named by the parties (the “Selected Arbitrators”) shall within thirty (30) days following their respective appointment by ACC and TelCove, select a third arbitrator (the “Neutral Arbitrator”).  If either of the Parties fails to appoint an arbitrator or if the arbitrators appointed by the Parties fail or are unable to appoint a third arbitrator, such arbitrator shall be appointed by the American Arbitration Association (“AAA”).  Of the Selected Arbitrators neither shall be, nor shall have been, employed by either Party or any of their Affiliates.  The Neutral Arbitrator shall not be, and shall not have been, employed by, or in the ten (10) years prior to the date of the notice, under contract (directly or indirectly) for services with either Party or its Affiliates.  Subject to clause (iv) below, the fees for the services of the Selected Arbitrators and the Neutral Arbitrator (collectively, the “Panel”) shall be agreed to and shared equally by the Parties.

(iii)          The arbitration shall be administered by the AAA under its Commercial Arbitration Rules.  The Panel may not amend or disregard any provision of this Section 9.10 or this Master Agreement.

(iv)          The decision of the arbitrators shall be in writing and shall state the grounds on which the arbitrators’ decision and any award are based, and how the costs of arbitration shall be borne.  The parties agree that the decision of the arbitrators shall be final and binding on both Parties.  The decision of the arbitrators shall be carried out voluntarily and without delay.

(c)           Notwithstanding anything in this Section 9.10 to the contrary, either party can seek specific performance pursuant to Section 9.12 or other injunctive relief (including a temporary restraining order) to enforce this Master Agreement in any court of competent jurisdiction.

(d)           Except as provided in Section 9.10(c), each of the parties irrevocably agrees that all Disputes regarding the matters specified in Sections 9.10(a) (i) and (ii) that are not settled by the Parties, shall be finally settled by arbitration pursuant to this Section 9.10.

(e)           Except (i) as provided in Section 9.10(c), or (ii) for any action necessary to enforce the award of the arbitrators, the Parties agree that the provisions of this Section 9.10 shall be a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute.

(f)            Simple interest on any amount due on any final arbitration award shall be paid from the date that arbitration of the Dispute was demanded by a party pursuant to Section 9.10(b), or from the date payment otherwise would have been due if such date is later, until the date of payment at a rate of eight percent (8%) per annum; provided, however, that the amount of simple interest payable with respect to Capped Damages shall be determined in accordance with Section 7.4(d).

9.11         Waiver of Right to Trial by Jury.  Each party to this Master Agreement waives any right to trial by jury in any Proceeding regarding this Master Agreement or any provision hereof.

9.12         Specific Performance.  Each of the parties hereto acknowledges that the other party hereto would be irreparably damaged if this Master Agreement, the Asset Reconciliation Agreement and the Conveyance Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Master Agreement, the

Asset Reconciliation Agreement and the Conveyance Agreement and to enforce specifically this Master Agreement, the Asset Reconciliation Agreement and the Conveyance Agreement in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled, at law, in equity or pursuant to this Master Agreement.

9.13         Counting.  If the due date for any action to be taken under this Master Agreement (including the delivery of notices) is not a Business Day, then such action shall be considered timely taken if performed on or prior to the next Business Day following such due date.

9.14         Service of Process.  Each party irrevocably consents to the service of process in any action or proceeding by receipt of mailed copies thereof by national courier service or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4 hereof.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

9.15         Time of Essence.  With regard to all dates and time periods set forth or referred to in this Master Agreement, time is of the essence.

9.16         Interpretation.

(a)           Except as provided in Section 7.4(c), in the event of any conflict between this Master Agreement and any of the Reciprocal Annex Agreements, the provisions of such Reciprocal Annex Agreement shall govern.

(b)           Any reference herein to any section of this Master Agreement shall be deemed to include a reference to any Exhibit, Annex or Schedule referred to within such section.

(c)           A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(d)           All references to “$” and dollars shall refer to United States currency.

(e)           All references to any financial or accounting terms shall be defined in accordance with United States Generally Accepted Accounting Principles.

9.17         Preparation of this Master Agreement.  ACC and TelCove hereby acknowledge that (i) both parties jointly and equally participated in the drafting of this Master Agreement, its Reciprocal Annex Agreements, and all other agreements contemplated hereby, (ii) both parties have been adequately represented and advised by legal counsel with respect to this Master Agreement, its Reciprocal Annex Agreements, and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Master Agreement, its Reciprocal Annex Agreements, shall be construed against either party by reason of such role in the drafting of this Master Agreement and any other agreement contemplated hereby.

9.18         Counterparts.  This Master Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Master Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Master Agreement.  In proving this Master Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Master Agreement has been duly executed and delivered by the duly authorized officers of ACC and TelCove as of the date first above written.

ACC:		TELCOVE:

ADELPHIA COMMUNICATIONS CORPORATION		ADELPHIA BUSINESS SOLUTIONS, INC., d/b/a TelCove

By:	/s/ Joe W. Bagan	By:	/s/ Robert E. Guth
Name:	Joe W. Bagan	Name:	Robert E. Guth
Title:	SVP & CAO	Title:	President & CEO

EXHIBITS

Exhibit 3.4A	–	ACC Conflicts, Violations or Breaches

Exhibit 3.4B	–	TelCove Conflicts, Violations or Breaches

Exhibit 3.5A	–	ACC Third-Party Consents

Exhibit 3.5B	–	TelCove Third-Party Consents

ANNEXES

Annex I	–	Reciprocal Asset Reconciliation Agreement

Annex II	–	Reciprocal Conveyance Agreement

Annex III	–	Reciprocal IRU Agreement

Annex IV	–	Reciprocal Sheathing and Overlash Agreement

Annex V	–	Reciprocal Maintenance Agreement

Annex VI	–	Reciprocal Collocation Agreement

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS

1.1	Defined Terms
1.2	Other Defined Terms
1.3	Other Definitional Provisions

ARTICLE II.	TERMS OF SETTLEMENT

2.1	Agreement to Execute and Deliver the Reciprocal Annex Agreements
2.2	Consideration
2.3	Closing
2.4	Reconciliation of Assets
2.5	Acquired Assets and Assumed Contracts
2.6	Assumed and Non-Assumed Liabilities
2.7	Excluded Assets

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1	Existence, Good Standing and Power
3.2	Authority
3.3	Execution and Binding Effect
3.4	No Violation
3.5	Third-Party Consents
3.6	Brokers and Finders
3.7	Litigation
3.8	Title to Assets

ARTICLE IV.	COVENANTS OF THE PARTIES

4.1	Public Announcements
4.2	Reasonable Efforts
4.3	Notification of Certain Matters
4.4	Further Agreements.
4.5	Payment of Transfer Taxes and Tax Filings
4.6	Proration of Taxes, Refunds and Certain Charges
4.7	HSR Act
4.8	Bulk Sales
4.9	Settlement Motion.
4.10	Disclosure Exhibits and Schedules
4.11	Inspection and Maintenance of Acquired Assets; Access to Records
4.12	FCC, State and Other Governmental Applications
4.13	Lien Searches
4.14	Taxes
4.15	Maintenance of Business
4.16	Execution by ACC and TelCove on behalf of Affiliates
4.17	Consents
4.18	No Continuation of Business

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ARTICLE V.	CONDITIONS TO OBLIGATIONS OF THE PARTIES

5.1	Conditions Precedent to Obligations of the Parties
5.2	Conditions Precedent to Obligations of ACC
5.3	Conditions Precedent to Obligations of TelCove

ARTICLE VI.	TERMINATION

6.1	Termination of Master Agreement
6.2	Opportunity to Cure Material Defaults or Unsatisfied Conditions
6.3	Consequences in Event of Termination

ARTICLE VII.	INDEMNIFICATION

7.1	Survival
7.2	Indemnification
7.3	Procedures for Indemnification
7.4	Other Provisions
7.5	Limitations on Indemnification for Capped Damages
7.6	Determination of Capped Damages.

ARTICLE VIII.	CONFIDENTIALITY

ARTICLE IX.	MISCELLANEOUS

9.1	Expenses
9.2	Assignment
9.3	Parties in Interest
9.4	Notices
9.5	Choice of Law
9.6	Entire Agreement; Amendments and Waivers
9.7	Invalidity
9.8	Headings
9.9	Exclusive Jurisdiction
9.10	Dispute Resolution; Arbitration
9.11	Waiver of Right to Trial by Jury
9.12	Specific Performance
9.13	Counting
9.14	Service of Process
9.15	Time of Essence
9.16	Interpretation
9.17	Preparation of this Master Agreement
9.18	Counterparts

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